Exhibit (a)(5)(B)

Dear Robinhood Customer:

Athene Merger Sub, Inc. (“Purchaser”), an affiliate of EW Healthcare Partners, is offering to purchase all of the issued and outstanding shares of common stock of TherapeuticsMD, Inc. (“TXMD” or the “Company”), par value $0.001 per share, at a price of $10.00 per share, net to the seller, in cash (the “Offer”) pursuant to the Agreement and Plan of Merger, dated as of May 27, 2022 (the “Merger Agreement”), by and among TXMD, Purchaser and Athene Parent, Inc. A tender offer statement on Schedule TO that includes the Offer to Purchase and related Letters of Transmittal setting forth the terms and conditions of the Offer has been filed with the U.S. Securities and Exchange Commission (the “SEC”) by Purchaser. Capitalized terms used but not defined herein have the meanings given to them in the Offer to Purchase.

TO TENDER YOUR SHARES IN THE OFFER, YOU MUST EMAIL

SUPPORT@ROBINHOOD.COM

On May 27, 2022, the board of directors of TXMD (the “TXMD Board”) unanimously (i) determined the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of TXMD and its stockholders, (ii) adopted and approved and declared advisable the Merger Agreement and the transactions contemplated thereby, and (iii) recommended, by resolution, that the stockholders of TXMD accept the Offer and tender their shares to Purchaser pursuant to the Offer.

If the number of shares tendered in the Offer is insufficient to cause the Minimum Tender Condition to be satisfied or if any of the other conditions of the Offer is not satisfied upon expiration of the Offer (taking into account any extensions thereof as permitted by the Merger Agreement), then (i) neither the Offer nor the Merger will be consummated and (ii) TXMD’s stockholders will not receive any payment for their shares from Purchaser.

Because it may take some time for Robinhood to process your instructions, you should contact Robinhood far enough in advance of the Expiration Date to enable them to follow your instructions. The Expiration Date is one minute after 11:59pm ET on July 5th, 2022.

If you are having difficulty in instructing Robinhood, you may contact the Information Agent for assistance at D.F. King & Co., Inc., Call Toll-Free: (800) 820-2416, Email: TXMD@dfking.com. However, none of TXMD, the Information Agent, and the Depositary and Paying Agent can accept your tender directly, only Robinhood can tender on your behalf.

You should carefully read the Schedule TO filed by Purchaser with the SEC, including the Offer to

Purchase, the related Letters of Transmittal and the Merger Agreement attached thereto, in its entirety and consult your own financial, tax, legal and other advisors and must make your own decision as to whether to tender your shares.

Thank you,

D.F. King & Co., Inc.

Important additional information has been filed with the SEC

This communication is neither an offer to purchase nor a solicitation of an offer to sell common stock of TXMD or any other securities. This communication is for informational purposes only. The Offer commenced by Purchaser is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, the related Letters of Transmittal and other offer materials) filed by Purchaser with the SEC. In addition, TXMD has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC related to the tender offer. The Offer to Purchase shares of TXMD’ common stock is only being made pursuant to the Offer to Purchase, the Letters of Transmittal and related offer materials filed as a part of the tender offer statement on Schedule TO, in each case as amended from time to time. THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTERS OF TRANSMITTAL AND OTHER MATERIALS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION. PRIOR TO MAKING ANY DECISION REGARDING THE TENDER OFFER, TXMD STOCKHOLDERS ARE STRONGLY ADVISED TO CAREFULLY READ THESE DOCUMENTS, AS FILED AND AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE. TXMD stockholders will be able to obtain the tender offer statement on Schedule TO (including the Offer to Purchase, the related Letters of Transmittal and other offer materials) and the related solicitation/recommendation statement on Schedule 14D-9 at no charge on the SEC’s website at www.sec.gov. In addition, the tender offer statement on Schedule TO (including the Offer to Purchase, the related Letters of Transmittal and other offer materials) and the related solicitation/recommendation statement on Schedule 14D-9 may be obtained free of charge from D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005, Telephone Number (800) 820-2416.

Cautionary Notes Regarding Forward Looking Statements

Certain statements in this communication, including, without limitation, statements regarding the proposed transaction, plans and objectives, and management’s beliefs, expectations or opinions, may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address expected future actions and expected future business and financial performance. Forward-looking statements may be identified by the use of words such as “believe,” “will,” “should,” “estimate,” “anticipate”, “potential,” “expect,” “intend,” “plan,” “may,” “subject to,” “continues,” “if” and similar words and phrases. These forward-looking statements are not guarantees of future events and involve risks, uncertainties and assumptions that are difficult to predict.

Actual results, developments and business decisions may differ materially from those expressed or implied in any forward-looking statements as a result of numerous factors, risks and uncertainties over which the Company or EW Healthcare Partners, as applicable, have no control. These factors, risks and uncertainties include, but are not limited to, the following: (1) the conditions to the completion of the proposed transaction may not be satisfied, including uncertainties as to how many of the Company’s stockholders will tender their shares in the tender offer and the possibility that if the transaction does not close by July 13, 2022, or the Company is unable to satisfy the minimum qualified cash covenant under the Company’s Financing Agreement, it will constitute an event of default under the Company’s

Financing Agreement and the Company may not continue as a going concern; (2) the parties’ ability to complete the proposed transaction contemplated by the Merger Agreement in the anticipated timeframe or at all; (3) the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction agreement between the parties to the proposed transaction (including that if the transaction agreement is terminated it is an event of default under the Company’s Financing Agreement and the Company may not continue as a going concern); (4) the effect of the announcement or pendency of the proposed transaction on business relationships, operating results, and business generally; (5) risks that the proposed transaction disrupts current plans and operations and potential difficulties in employee retention as a result of the proposed transaction; (6) risks related to diverting management’s attention from ongoing business operations; (7) the outcome of any legal proceedings that may be instituted related to the proposed transaction or the transaction agreement between the parties to the proposed transaction; (8) the amount of the costs, fees, expenses and other charges related to the proposed transaction; (9) the risk that competing offers or acquisition proposals will be made; (10) general economic conditions, particularly those in the life science and medical device industries; (11) stock trading prices, including the impact of the proposed transaction on the Company’s stock price and the corresponding impact that failure to close the proposed transaction would be expected to have on the Company’s stock price, particularly in relation to the Company’s current and future capital needs and its ability to raise additional funds to finance its future operations in the event the proposed transaction does not close; (12) the participation of third parties in the consummation of the proposed transaction; and (13) other factors discussed from time to time in the reports of the Company filed with the Securities and Exchange Commission (the “SEC”), including the risks and uncertainties contained in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as filed with the SEC on March 23, 2022, and related sections in the Company’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are available free of charge at http://www.sec.gov or under the “Investors & Media” section on the Company’s website at www.therapeuticsmd.com.

Forward-looking statements reflect the views and assumptions of management as of the date of this communication with respect to future events. The Company does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable laws, to update any forward-looking statements as a result of new information, future events or other factors. The inclusion of any statement in this communication does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.